UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 4, 2025

Sprout Social, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39156	27-2404165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 South Dearborn St., Suite 700			60603
Chicago	,	Illinois
(Address of Principal Executive Offices)			(Zip Code)

(866) 878-3231
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreements.
On April 4, 2025, Sprout Social, Inc. (the “Company”) entered into that certain First Amendment to Credit Agreement (the “Amendment”) by and among the Company, the subsidiaries of the Company party thereto as Guarantors, the several banks and other financial institutions or entities party thereto as Lenders (the “Lenders”), MUFG BANK, LTD. (“MUFG”), as the Issuing Bank and the Swingline Lender, and MUFG, as administrative agent and collateral agent for the Lenders (in such capacities, together with any successors and assigns in such capacities, the “Administrative Agent”). The Amendment amended the terms of that certain Credit Agreement, dated as of August 1, 2023 (as amended prior to the effectiveness of the Amendment, the “Original Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”) by and among the Company, as borrower, the Lenders, and the Administrative Agent, to, among other things, extend the maturity date of the senior secured revolving credit facility (the “Facility”) thereunder from August 1, 2028 to April 4, 2030 (the “Maturity Date”) and revise the manner in which the applicable interest rate is determined from a liquidity based determination to a leverage based determination.

Pursuant to the Amended Credit Agreement, borrowings under the Facility may be designated as SOFR Loans or ABR Loans, subject to certain terms and conditions under the Amended Credit Agreement, and bear interest at a rate of either (i) SOFR (subject to a 1.0% floor), plus 0.10%, plus a margin ranging from 2.25% to 2.75% based on the Company’s Consolidated Senior Net Leverage Ratio (as defined in the Amended Credit Agreement) or (ii) ABR (subject to a 2.0% floor) plus a margin ranging from 1.25% to 1.75% based on the Company’s Consolidated Senior Net Leverage Ratio. The Facility also includes a quarterly commitment fee in respect of the unused portion of the Facility equal to (i) the difference between the available commitments and the average for the period of the daily closing balance of revolving loans and undrawn letters of credit, multiplied by (ii) a fee of 0.30% or 0.35% based on the Company’s Consolidated Senior Net Leverage Ratio.

The obligations under the Amended Credit Agreement are secured by a lien on substantially all of the tangible and intangible property of the Company and by a pledge of all of the equity interests of the Company’s subsidiaries, subject to certain limitations, including with respect to foreign subsidiaries. In addition, any material domestic subsidiaries of the Company, subject to certain exclusions, will be required to guarantee the obligations under the Amended Credit Agreement and grant a lien and pledge, as applicable, on substantially all of their tangible and intangible property to secure the obligations under the Amended Credit Agreement.

The Amended Credit Agreement includes customary conditions to credit extensions and covenants, including restrictions on the Company’s ability to incur liens, incur indebtedness, make or hold investments, execute certain change of control transactions, business combinations or other fundamental changes to its business, dispose of assets, make certain types of restricted payments or enter into certain related party transactions, subject to customary exceptions. In addition, the Amended Credit Agreement contains financial covenants as to (i) maximum Consolidated Senior Net Leverage Ratio and (ii) minimum Consolidated Interest Coverage (as defined in the Amended Credit Agreement). The Amendment removed the minimum liquidity and annual recurring revenue covenants contained in the Original Credit Agreement.

The Amended Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross defaults to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. If an event of default occurs, the lenders under the Amended Credit Agreement will be entitled to take various actions, including the termination of any undrawn commitments and the acceleration of amounts due under the Amended Credit Agreement.

The foregoing summary of the material terms of the Amendment and Amended Credit Agreement in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and the Amended Credit Agreement (which is attached to the Amendment as Exhibit A thereto), which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1
First Amendment to Credit Agreement, dated April 4, 2025, by and among the Company, the Subsidiaries of the Company party thereto as Guarantors, the Lender and MUFG, as administrative agent and collateral agent for the Lenders

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPROUT SOCIAL, INC.

By:	/s/ Heidi Jonas
Name:	Heidi Jonas
Title:	General Counsel and Secretary
Date: April 7, 2025